Exhibit 10.1
CONSULTING AGREEMENT
    This CONSULTING AGREEMENT (the “Agreement”) is hereby entered into by and between Anthony Doyle (“Consultant”) with an address at 317 Cypress Falls Drive, Cary, NC 27513 and BioCryst Pharmaceuticals, Inc. (together with its Affiliates, “BioCryst”) a Delaware corporation, with offices at 4505 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 and shall be effective as of April 9, 2025 (the “Effective Date”). With respect to either party, “Affiliate” means any entity or organization controlling, controlled by or under common control with such party. For the purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an organization or entity, whether the ownership of voting securities, by contract or otherwise.
W I T N E S S E T H:
    In consideration of the services rendered by Consultant to BioCryst, the compensation to be paid to Consultant by BioCryst, and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:
1.Term. This Agreement will commence on the Effective Date and continue in effect through May 31, 2025 (the “Initial Term”). The Initial Term may be extended by mutual written agreement of the parties.
2.Services. Consultant agrees to render the requested services (“Services”) to BioCryst using Consultant’s knowledge, experience, skill and judgement. The Services shall include those set forth in Exhibit A and as agreed by the parties in writing from time to time. Consultant shall deliver to BioCryst, and BioCryst shall be the sole owner of, the Results of Consultant’s work under this Agreement. The term “Results” means the work product resulting from Consultant's performance of Services under this Agreement and, includes, without limitation, all deliverables described in such exhibits and all documentation of work performed under this Agreement. Consultant shall report directly to Jon Stonehouse and shall provide his services in accordance with such reasonable instructions. Consultant agrees to keep complete, accurate and authentic accounts, notes, data and records of all Results made by Consultant in the course of this Agreement, and in the manner and form requested by BioCryst. Consultant shall not utilize any third party in the performance of the Services without the prior written consent of BioCryst.
The Services rendered under this Agreement constitute services in accordance with the terms of the BioCryst Stock Incentive Plan (the “Incentive Plan”) and the BioCryst Inducement Equity Incentive Plan (the “Inducement Plan” and together with the Incentive Plan, the “Plans”), and therefore, Consultant’s equity awards received while in the employment of BioCryst will continue to vest during the term of the Agreement in accordance with the provisions of the applicable Plans and any related award agreements. Without limiting the foregoing, the parties agree that there has not been and will not be any lapse of “Services” rendered to BioCryst with respect to the transition of Consultant from an Employee of BioCryst immediately prior to the effectiveness of this Agreement, and the existing outstanding equity awards heretofore granted Consultant shall remain in full force and effect, notwithstanding the transition of Consultant from Employee status to Consultant or independent contractor status.

3.Payment and Expenses. Consultant shall be compensated for Consulting services in accordance with and as described in Exhibit A as amended from time to time by the parties in writing. In addition, BioCryst shall reimburse Consultant for actual and reasonable out-of-pocket expenses approved by BioCryst in advance and incurred in the performance of the Services. The foregoing compensation and expense reimbursements are Consultant’s sole compensation for rendering Services to BioCryst. Consultant shall submit expense reports via an invoice and will not be reimbursed for individual expenses exceeding $ 25.00 without a corresponding receipt. Approved expenses invoiced shall be paid within thirty (30) days of receipt by BioCryst. BioCryst shall not be responsible for paying amounts which are not billed within three (3) months of performing such service or incurring expenses.

4.Proprietary Information and Inventions. The Proprietary Information and Inventions Agreement previously entered into by the parties dated April 14, 2020 (the “PIIA”) is hereby incorporated by reference and made a part hereof to the same extent and with the same force as if fully set forth herein and shall remain in effect for the term of this Agreement.
5.Non-Solicitation and Non-Competition. The Non-Competition and Non-Solicitation Agreement as entered into by Consultant and BioCryst dated March 29, 2020 (the “Non-Compete and Non-Solicitation”) is hereby incorporated by reference and made a part hereof to the same extent and with the same force as if fully set forth herein. For purposes of clarification, the parties agree that the non-compete and non-solicitation obligations in the Non-Compete and Non-Solicitation shall apply for one (1) year past the termination of this Agreement.
6.Representations and Warranties. Consultant represents and warrants that:
a.Non-disclosure of Third-party’s Confidential Information. The performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement, and Consultant has not entered into, and Consultant agrees not to enter into, any agreement, either written or oral, that conflicts or might conflict with Consultant’s performance of the Services and other obligations under this Agreement.
b.Compliance with Law. Consultant will comply with all applicable federal, state and local laws, regulations, professional standards, and industry codes, ordinances and orders, as amended from time to time. In addition, Consultant will materially comply with all reasonable and applicable BioCryst policies and procedures as provided in writing to Consultant.

7.Limitation of Liability. NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OR REVENUES OR PROFITS.
8.Termination. This Agreement may be terminated by either BioCryst or the Consultant at any time, for any reason, with or without cause, by giving written notice to the other party; termination to be effective upon the other party’s receipt of notice. Upon receipt of notice of termination, the receiving party shall cease performing services, unless otherwise notified. The parties will cooperate to ensure a smooth transition of the projects and Services in process at the time of Termination. Termination of this Agreement under the provisions of this section 8 shall not release either party from any obligation and payment becoming due prior to the effective date of termination, if such termination is not caused by the default of either party.
9.Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Consultant acknowledges that he is an independent contractor, is not an agent or employee of BioCryst, is not entitled to any BioCryst employment rights or benefits and is not authorized to act on behalf of BioCryst. Consultant shall be solely responsible for any and all tax obligations of Consultant, including but not limited to, all city, state and federal income taxes, social security tax and other self-employment taxes incurred by Consultant.
10.Performance. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and BioCryst safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.
11.Publicity/Material Non-Public Information. Consultant shall not utilize or publicize the name “BioCryst Pharmaceuticals, Inc.,” the ticker symbol “BCRX” or any trademarks of BioCryst, without the express written consent of BioCryst. Consultant acknowledges that it is aware that the United States securities laws prohibit it or them from purchasing or selling securities of BioCryst while in possession of such material, non-public information.
12. Privileged Communications. It is expected that, in furtherance of this Agreement, the parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they shall remain privileged and confidential and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable third-party patents and in obtaining patent protection for Sponsored Research IP.
13.Survival. Consultant agrees that obligations under Sections 4-6, 11-20 of this Agreement, and any sections which by their nature, shall continue in effect after termination of this Agreement.
14.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.
15.Governing Law. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of North Carolina without regard to the conflict of laws provisions thereof, and Consultant submits to the exclusive jurisdiction and venue of the federal and state courts located in Wake County, North Carolina.
16.Binding Nature; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, this Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party. However, BioCryst may transfer or assign this Agreement, in whole or in part, without prior notice to or consent of Consultant, to an Affiliate of BioCryst or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates, provided that all obligations of BioCryst are assumed by the assignee.
17.Entire Agreement. This Agreement together with all Exhibits hereto contains the entire understanding of the parties regarding its subject matter and supersedes all prior negotiations, understandings and agreements between the parties, whether oral or in writing, with respect to the subject matter hereof, and can only be modified by a subsequent written agreement executed by an authorized signatory of BioCryst.
18.Headings. The section headings in this Agreement are for purposes of reference only.
19.Facsimile and Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Consultant	BioCryst Pharmaceuticals, Inc.
Signature: /s/ Anthony Doyle	Signature: /s/ Alane Phillips Barnes
Name: Anthony Doyle	Name: Alane Phillips Barnes
Title: Consultant	Title: Chief Legal Officer

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